Exhibit 3.1.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

THE HERTZ CORPORATION

THE HERTZ CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

The amendments set forth below to the Corporation’s Restated Certificate of Incorporation were duly adopted in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware:

1.                                       That paragraph (a) of Article 10 be and hereby is amended as follows:

10. Board of Directors – Numbers and Vacancies. The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the By-Laws of the Corporation.

2.                                       That new Article 16 be added as follows:

16. Business Opportunities. To the fullest extent permitted by Section 122(17) of the General Corporation Law of the State of Delaware, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities, that are from time to time presented to any of Clayton, Dubilier & Rice Fund VII, L.P., CDR CCMG Co-investor L.P., CD&R Parallel Fund VII, L.P., Carlyle Partners IV, L.P., CP IV Coinvestment, L.P., CEP II U.S. Investments, L.P., CEP II Participations S.à.r.l., ML Global Private Equity Fund, L.P., Merrill Lynch Ventures L.P. 2001, CMC-Hertz Partners, L.P., ML Hertz Co-Investor, L.P., the indirect stockholders of the Corporation, and their respective affiliates (collectively, the “Sponsors”), or any of their respective officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than Hertz Global Holdings, Inc. and its subsidiaries (including the Corporation, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and no such person shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation. Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 16. Neither the alteration, amendment or repeal of this Article 16 nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article 16 shall eliminate or reduce the effect of this Article 16 in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article 16, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

3.                                       Giving effect to this Certificate of Amendment, Article 16 of the Corporation’s Restated Certificate of Incorporation is hereby redesignated as Article 17, and all references therein to other paragraphs or Articles shall be read as referring to such provisions in the Restated Certificate of Incorporation, as hereby amended.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate of Amendment of the Restated Certificate of Incorporation on the 20th day of November, 2006.

THE HERTZ CORPORATION

By:	/s/ Harold E. Rolfe
Name: Harold E. Rolfe
Title: Senior Vice President